Exhibit 8.3

August 27, 2004

Evergreen Resources, Inc.
1401 17th Street
Suite 1200
Denver, CO 80202

Section 6.3(e) Tax Opinion

     This letter is being delivered to you pursuant to Section 6.3(e) of that certain Agreement and Plan of Merger dated as of May 3, 2004 among Pioneer Natural Resources Company (“Pioneer”), BC Merger Sub, Inc., a Colorado corporation (“Merger Sub”) and Evergreen Resources, Inc., a Colorado corporation (“Evergreen”) (the “Agreement and Plan of Merger”). Terms that are defined in the Agreement and Plan of Merger have the same meaning herein.

     We are of the opinion that no gain will be recognized by Pioneer, Merger Sub or Evergreen for federal income tax purposes as a consequence of the Merger or the LLC Sub Merger. Our opinion is based upon the Internal Revenue Code of 1986, as amended, certain Treasury regulations, court decisions and certain rulings of the Internal Revenue Service that have appeared in the Internal Revenue Cumulative Bulletin. Such authorities are subject to change possibly with retroactive effect. Our opinion is also given in reliance upon certificates of officers of Pioneer and of Evergreen as to factual matters as to which we have made no investigation.

     Our opinion is not binding upon the Internal Revenue Service or upon any court. The Internal Revenue Service may challenge the conclusion that we have expressed herein and substantial expense may be incurred in dealing with any such controversy.

     We consent to the filing of this letter as an exhibit to the that certain joint proxy statement/prospectus (the “Registration Statement”) that has been filed with the Securities and Exchange Commission (Registration No. 333-116434) and to the use of our name in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger.” This consent does not constitute an admission that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Yours very truly, /s/ Baker Botts L.L.P.